Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Northern Border Rate Case Settlement

Calgary, Alberta — September 18, 2006 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) announced today that Northern Border Pipeline Company (Northern Border) has reached a settlement with its participant customers regarding its pending rate case before the Federal Energy Regulatory Commission (FERC). The settlement has been filed and is expected to be uncontested. The Partnership holds a 50 per cent interest in Northern Border. The Partnership’s general partner, TransCanada Corporation, will become the operator of Northern Border effective April 1, 2007.

The settlement establishes maximum long-term rates and charges for transportation on the Northern Border system. Beginning in 2007, overall rates will be reduced compared with rates prior to the filing by approximately five per cent for the full transportation route from Port of Morgan, Montana to the Chicago area. The previous charge of approximately $0.46 per dekatherm will now be approximately $0.44 per dekatherm. The settlement provides for seasonal rates for short-term transportation services. As part of the settlement, the factors used in calculating depreciation expense are being increased from the current 2.25 per cent to 2.40 per cent. The settlement includes a three-year moratorium on filing rate cases and participants challenging these rates, and requires that Northern Border file a rate case within six years from the approval date of the settlement.

“By reaching a fair settlement, with rate certainty for three years and potentially up to six years, Northern Border has demonstrated the cooperative relationship it has with its customers,” said Russ Girling, President and Chief Executive Officer of the general partner, TC PipeLines GP, Inc. “We are committed to continuing that collaborative relationship when TransCanada Corporation assumes operations of Northern Border in early 2007.”

After a comment period, the stipulation and agreement describing the settlement is expected to be certified by the administrative law judge presiding over the case, and then presented to the FERC for approval. Northern Border expects the approval process to be completed by late 2006. If certified and approved as presented, the settlement rates will become effective January 1, 2007.

TC PipeLines, LP is a publicly traded limited partnership. It owns a 50 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline Company owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora

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owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects to TransCanada’s Gas Transmission Northwest System to markets in Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of the Partnership. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.”

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005.

Media Inquiries:	Jennifer Varey	(403) 920 -7859
(800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772

investor_relations@tcpipelineslp.com

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